Exhibit 99.1

Madrigal Pharmaceuticals Completes Merger with Synta to Create
Leading Cardiovascular-Metabolic Diseases and NASH Company

- Newly NASDAQ-listed “MDGL” focused on the development of novel small-molecule drugs addressing major unmet needs in cardiovascular-metabolic diseases and non-alcoholic steatohepatitis (NASH) –

Fort Washington, PA. — July 22, 2016 — Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutic candidates for the treatment of cardiovascular, metabolic and liver diseases, today announced the completion of its merger with Synta Pharmaceuticals Corp.  (NASDAQ: SNTA, through July 22, 2016), effective as of July 22, 2016.

The combined company has more than $40 million in cash to advance its research and development efforts, including the clinical development of MGL-3196, Madrigal’s lead product candidate.  MGL-3196 is a Phase 2-ready once-daily, oral, liver-directed selective thyroid hormone receptor-ß (THR-ß) agonist for the treatment of NASH and heterozygous and homozygous familial hypercholesterolemia (HeFH, HoFH).

On July 22, 2016, prior to the closing of the merger, Synta completed a one-for-35 reverse stock split.  As a result of the reverse stock split, every 35 shares of Synta common stock outstanding immediately prior to the merger were combined and reclassified into one share of Synta common stock.  No fractional shares are being issued in connection with the reverse stock split.  Instead, cash, based on the closing price of Synta common stock on The NASDAQ Capital Market on July 21, 2016, will be issued in lieu of fractions of shares.

The holders of shares of Madrigal common stock outstanding immediately prior to the merger received 0.1593 shares of Synta common stock in exchange for each share of Madrigal common stock in the merger.  The exchange ratio reflects the one-for-35 reverse stock split.  Following the reverse stock split and the merger, the combined company has approximately 11.3 million shares outstanding.

In connection with the merger, Synta changed its name to Madrigal Pharmaceuticals, Inc.  The combined company will commence trading on a post-reverse stock split basis upon the opening of trading on July 25, 2016 on the NASDAQ Global Market under the symbol “MDGL”.

“The completion of this merger with Synta, and the emergence of the new Madrigal as a public company, are significant milestones for the combined company and its shareholders,” said Paul Friedman, M.D., President and Chief Executive Officer of Madrigal.  “We believe MGL-3196 provides a compelling opportunity for value creation from our product development programs in NASH and genetic lipid disorders, including familial hypercholesterolemia.  The company is well capitalized and plans to initiate Phase 2 clinical trials in these indications in the next few months.”

The combined company will operate under the leadership of Paul A. Friedman, M.D., Chief Executive Officer of Madrigal; Rebecca Taub, M.D., Chief Medical Officer, Executive Vice President, Research & Development and Director of Madrigal; and Marc R. Schneebaum, Chief Financial Officer of Madrigal.  The board of directors of the combined company is comprised of six representatives: five directors designated by Madrigal, Dr. Friedman, Dr. Taub, Fred Craves, Ph.D., Kenneth Bate and David Milligan, Ph.D., and one director designated by Synta, Keith Gollust.  A seventh director designee has not been determined and it is anticipated that such position will be designated by the Synta and Madrigal designees identified above.  Dr. Friedman is the new chairman of the board.  Madrigal’s corporate headquarters is located in Fort Washington, Pennsylvania.

About MGL-3196

MGL-3196 is an orally administered, small-molecule ß-selective THR agonist being developed for non-alcoholic steatohepatitis (NASH) and heterozygous and homozygous familial hypercholesterolemia (FH) to lower LDL cholesterol, triglyceride levels and Lp(a). It was designed to specifically target receptors in the liver involved in metabolism and cholesterol regulation, and avoid side effects associated with thyroid hormone receptor activation outside the liver, including those mediated by THR-α receptors. MGL-3196 is a potent regulator of hepatic triglyceride metabolism and cholesterol metabolism. In two week studies in humans MGL-3196 has been shown to reduce lipids: 30% for LDL cholesterol; 28% for non- high density lipoprotein (HDL) cholesterol; 24% for Apolipoprotein B, and up to 60% reduction in triglycerides. NASH in humans is a condition in which thyroid receptor-ß activity is diminished. MGL-3196 reduces lipotoxicity associated with NASH and in NASH preclinical models, MGL-3196 potently reduces hepatic triglycerides and markers of inflammation and fibrosis. MGL-3196, in-

licensed from Roche Pharmaceuticals, has completed single, multi-ascending dose and drug interaction studies in humans in which the compound demonstrated a favorable safety profile at all doses tested.

About Madrigal Pharmaceuticals, Inc.

Madrigal Pharmaceuticals, Inc. is a company focused on the development of novel compounds for the treatment of cardiovascular-metabolic diseases and nonalcoholic steatohepatitis (NASH). The Company’s lead candidate, MGL-3196, is an orally administered, small-molecule liver-directed ß-selective THR agonist with high liver uptake for the treatment of NASH and dyslipidemia/hypercholesterolemia including in heterozygous and homozygous familial hypercholesterolemia (HeFH, HoFH). For more information, visit: http://www.madrigalpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, and plans are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the development, potential benefits and uses of and markets for Madrigal’s product candidates, including MGL-3196 and anticipated clinical trials, including timing and potential results.  Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements.  Various important factors could cause actual results or events to differ materially from the forward-looking statements that Madrigal makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, potential adverse effects arising from the testing or use of MGL-3196 and other risks described in the “Risk Factors” section of the proxy statement filed by Synta with the SEC.  Madrigal does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Investors & Media:

Madrigal Pharmaceuticals, Inc.

Marc Schneebaum

(781) 541-7224

mschneebaum@synta.com